Exhibit 99.1

April 29, 2010

To Our Members:

The Federal Home Loan Bank of Chicago (Bank) expects to file its first quarter 2010 report (Form 10-Q) with the Securities and Exchange Commission next month; you will be able to access it through our website, www.fhlbc.com, or the SEC’s reporting website, www.sec.gov/edgar. This letter will continue our practice of updating you on our progress in remediating the condition of the Bank. Specifically, our goals are to:

•	Generate consistent, profitable results;

•	Stabilize our capital base through a capital stock conversion;

•	Grow retained earnings;

•	Simplify the business model and operations of the Bank; and

•	Restore an appropriate dividend and full liquidity to our stock.

The results discussed here are preliminary and unaudited. Please refer to the attached Condensed Statements of Income and Statements of Condition. Also, please review the discussion of the market value of the Bank’s equity, level of retained earnings, and return on regulatory capital that follows the summary of financial results. (See “Remediation Dashboard.”)

Summary of Financial Results

A Reflection of the Economy, Your Needs, and our Transformation

We recorded net income of $1 million for the first quarter of 2010.

Net interest income of $136 million was partially offset by expenses associated with derivative and hedging activities of $63 million, other-than-temporary-impairment (OTTI) charges against our private-label mortgage-backed securities (MBS) portfolio of $44 million, and other non-interest expenses.

The Bank continues its transformation from a business model focused on the acquisition of Mortgage Partnership Finance® (MPF®) loans to one focused on advances. As the make-up of the balance sheet continues to change, we expect commensurately reduced sensitivity to market rate movements, less variability in hedging costs, lower hedging costs, and, over time, a more consistent level of profitability. We remain committed to your short- and long-term financing needs through advances. We also offer expanded letter of credit capabilities and support your origination of term fixed-rate mortgages through the MPF Xtra® product line.

While the credit crisis provided significant additional challenges, including the loss of several of our members through resolution and acquisition, we have made significant progress in remediating the Bank. The credit crisis helped to demonstrate the intrinsic value of membership in the FHLBC as we met the critical borrowing needs of our members.

Our net interest income has been consistent over the last few quarters. Our net income, however, continues to be negatively impacted by OTTI charges against our private-label MBS portfolio and the costs of hedging our MPF loan portfolio. We expect the variability and levels of hedging costs to diminish as MPF loan balances decline. With respect to the private-label MBS portfolio, which we intend to hold to maturity, we have limited options other than to carefully analyze the securities and assess, along with other FHLBanks, the degree to which future OTTI charges are appropriate.

We have reported to you on our asset replacement strategy, which is essentially complete. We have invested in lower-credit-risk, largely floating-rate instruments to offset the reduced earnings from the run-off in the MPF portfolio. We believe that the asset replacement strategy will continue to position the Bank to return to consistent profitability as hedging costs lessen over time and the market risk profile of the Bank becomes less complicated and less expensive to manage.

As our members have seen deposit inflows as a result of the high levels of liquidity in the market, many have paid down advances or not renewed them as they mature. The unique cooperative structure of the Bank and the nature of its secured lending to members facilitated the dramatic growth in advances during late 2008 and early 2009. It now reflects the nature of the economy and banking in Illinois and Wisconsin with the contraction of advances.

•

Advances at quarter-end were $21.3 billion, down 12% from the previous quarter-end, and 32% down from a year ago when members’ borrowing needs increased during the credit crisis. Total assets were $86.1 billion at March 31, 2010, down from $88.1 billion at year-end 2009.

•	MPF loans held in portfolio at quarter-end were $22.7 billion, down $1.2 billion (5%) from the previous quarter-end in accordance with our 2008 decision not to add MPF loans to our balance sheet.

•

We continue discussions with our regulator, the Federal Housing Finance Agency (FHFA), about our submitted, but not yet approved, application to convert our stock to a Gramm-Leach-Bliley Act capital structure.

•

Seven of our members have been resolved so far in 2010 and we anticipate that there will be more resolutions throughout the year. We have not experienced any credit losses in connection with past resolutions.

•	We remain in compliance with all of our regulatory capital requirements.

Net Interest Income: Foundation for Consistent, Profitable Results

Net interest income was $136 million in the first quarter of 2010, in line with quarterly results in 2009 and a significant improvement over 2008, when annual net interest income was $199 million. Interest income was $672 million for the first quarter of 2010, down 3% from interest income in the fourth quarter of 2009 of $695 million, and down 15% from the interest income in the first quarter of 2009 of $788 million. Interest expense was $530 million in the first quarter of 2010, 5% lower than the fourth quarter 2009 interest expense of $561 million and 18% lower than the first quarter last year. The changes from the fourth quarter of 2009 reflect lower advance levels and associated funding costs. The year-over-year interest expense changes also reflect that, in late 2008 and 2009, we called some higher-cost debt and replaced it with lower-cost debt.

OTTI Charges Against MBS Portfolio Continue

OTTI charges against our private-label MBS were $44 million in the first quarter of 2010. While we have seen some recovery of the price levels of the underlying securities in the private-label MBS portfolio, there may be additional future OTTI charges. The credit deterioration of the MBS portfolio has created a significant headwind to our goal of returning to consistent profitability.

Hedging Costs Fluctuate Due to Market Volatility and Balance Sheet Composition

We recorded expenses associated with derivatives and hedging activities of $63 million in the first quarter of 2010, compared to $72 million in the first quarter of 2009 and $83 million for all of 2009. We had anticipated that hedging costs in the first quarter of 2010 would be relatively high. The value of options in place to hedge our mortgage portfolio lost value during the first quarter as the level of interest volatility decreased. In general, our hedging costs are higher in a low-rate environment as the prepayment risk on MPF loans increases. As long as the MPF portfolio remains a relatively large component of the overall balance sheet, we anticipate fluctuations in hedging expenses/income from quarter to quarter. Ultimately, our efforts to simplify the balance sheet and reduce the interest-rate risk of our investments will result in more consistent levels of hedging expenses.

Attention to Non-Interest Expense to Achieve Appropriate Scale

Our non-interest expense for the quarter was $28 million, compared to $29 million in the first quarter of 2009. We continue to reduce our overall level of operating expenses as we strive to scale the Bank’s size to that driven by our members’ needs. We are in the final weeks of the conversion of our main operating system, which will replace several “feeder” systems and eliminate the need for duplicative manual processes. Overall, the system conversion will facilitate streamlining many aspects of our operations, including re-thinking or re-engineering operating and Bank-wide processes and procedures. We expect savings from lower staffing costs and lower consulting costs, but improvement in our product and service delivery to you will be an equally important result.

Restructured Balance Sheet, Resized Balance Sheet

Advances at March 31, 2010, were $21.3 billion, down $2.8 billion (12%) from $24.1 billion at year-end 2009. Over the course of 2009 and the first quarter of 2010, we continue to see advances levels fall due to lower levels of member borrowing demand. The economy in Illinois and Wisconsin continues to struggle, member deposits are still relatively high, and some members have decreased their lending activities to improve the quality of their balance sheets weakened by credit losses.

Total assets at March 31, 2010, were $86.1 billion, $2.0 billion (2%) lower than the year-end 2009 level of $88.1 billion, in part a reflection of the lower advances level. We anticipate that the overall size of the Bank will fall as MPF loans continue to pay down and we seek to operate at the scale sufficient to meet member needs, including profitability and the resumption of a dividend.

Total MPF loans held in portfolio were $22.7 billion at the end of the first quarter of 2010, a reduction of $1.2 billion (5%) from the previous quarter-end. We increased our allowance for loan loss from $14 million to $20 million consistent with the increase in our nonperforming and impaired MPF loan amounts. While defaults in the MPF portfolio are currently approximately one-third the rate of comparable loans nationally, we anticipate higher future loan defaults until employment and housing values improve.

The MPF Xtra product continues to grow in popularity among our members, as well as the members of the Federal Home Loan Banks of Boston, Des Moines, and Pittsburgh. Since the inception of the program, 231 participating financial institutions (PFIs) System-wide have funded more than $3.7 billion in loans. We are examining new product options that will increase the diversity of MPF products without adding to our balance sheet.

Member Credit Concerns

We know that many of you continue to experience credit quality issues in your portfolios and earnings challenges. While the credit risk profile of the membership remains relatively high, we have seen some stabilization in earnings and balance sheets. So far in 2010, seven of our member institutions have been resolved by their regulator. At the time of their resolutions, we had a total of $194 million in advances and other credit outstanding to these members. Most of these institutions were acquired by other FHLB Chicago members. Since the founding of the Bank, we have not experienced a credit loss on advances made to members. We continue to work with members challenged by the current environment, carefully balancing the needs of individual members against our focus on not placing overall member capital at risk.

New Members

While we have lost members to resolutions and mergers out-of-district, we continue to add new members. We know that the resumption of dividend payments is a key issue for both our current members and potential members, but we also know that there is value in FHLBC membership based on credit availability and other services. We continue our outreach to potential members including banks, thrifts, insurance companies, and credit unions. And, in accordance with the Housing and Economic Recovery Act of 2008, the Bank is also working with a few Community Development Financial Institutions interested in becoming members.

In Summary

We continue to focus on enhancing our product offerings, service delivery, and transforming our business model and balance sheet to position the Bank for stronger and more consistent financial results. We have made great progress, but much remains to be done.

We will notify you and proceed with converting our capital stock as expeditiously as possible upon receipt of regulatory approval. The stabilization of our capital base through conversion of our capital stock is a fundamental step in remediating the Bank, and we are committed to doing so as soon as we are permitted to do so.

We recently announced the dates of our seven Summer Regional Meetings. I hope you will be able to join members of the Board of Directors, senior Bank management and me for one of the meetings. We will provide more details on our financial results, our plans, and the credit environment of our members. In addition, we will provide some insight into using advances as asset/liability management tools.

As we manage change with a sense of urgency at the Bank, we are committed to you, our members, to achieve the goals of maintaining and improving profitability, paying an appropriate dividend, and returning full liquidity to our capital stock while continuing to provide competitive short- and long-term financing to you.

As always, we welcome your comments and questions and look forward to working with you and to reporting on our progress during 2010.

Best regards,

Matt Feldman

President and CEO

This letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in mortgage interest rates and prepayment speeds on mortgage assets, our ability to successfully transition to a new business model and the risk factors set forth in our periodic filings with the Securities and Exchange Commission, which are available on our website at www.fhlbc.com. We assume no obligation to update any forward-looking statements made in this letter. The financial results discussed in this letter are preliminary and unaudited. “Mortgage Partnership Finance,” “MPF,” and “MPF Xtra” are registered trademarks of the Federal Home Loan Bank of Chicago.

Condensed Statements of Income

(Dollars in millions)

(Preliminary and Unaudited)

For the three months ended March 31,	2010	2009	Change
Interest income	$672	$788	-15%
Interest expense	530	644	-18%
Provision for credit losses	6	3	100%

Net interest income	136	141	-4%
Other-than-temporary impairment (credit loss)	(44)	(86)	49%
Other non-interest income gain (loss)	(62)	(65)	5%
Non-interest expense	28	29	-3%
Assessments	1	—	n/m

Net income (loss)	$1	$(39)	n/m

Net interest margin on interest-earning assets	0.65%	0.64%	0.01%

n/m = not meaningful

Condensed Statements of Condition

(Dollars in millions)

(Preliminary and Unaudited)

As of	March 31, 2010	December 31, 2009	Change
Cash and due from banks	$1,308	$2,823	-54%
Federal Funds sold and securities purchased under agreement to resell	3,820	2,715	41%
Investment securities	36,499	34,078	7%
Advances	21,291	24,148	-12%
MPF Loans held in portfolio, net	22,678	23,838	-5%
Other	473	472	0%

Total assets	$86,069	$88,074	-2%

Consolidated obligation discount notes	$17,739	$22,139	-20%
Consolidated obligation bonds	59,874	58,225	3%
Subordinated notes	1,000	1,000	0%
Other	4,913	4,332	13%

Total liabilities	83,526	85,696	-3%

Capital stock	2,332	2,328	0%
Retained earnings	709	708	0%
Accumulated other comprehensive income (loss)	(498)	(658)	24%

Total capital	2,543	2,378	7%

Total liabilities and capital	$86,069	$88,074	-2%

Regulatory capital stock plus Designated Amount of subordinated notes	$3,802	$3,794	0%

Remediation Dashboard

In order to provide our members with greater clarity as we work to transition the Bank, we are more closely examining our Ratio of Market Value to Book Value, the level of Retained Earnings, and our Spread on the Return on Average Capital to Three-month Libor. Together, these metrics provide a view of our progress in restructuring our business model and our balance sheet.

Ratio of Market Value to Book Value

In our dialogue with you over the past two years, we have regularly discussed the impact of the decision to purchase material quantities of MPF assets from 1997-2008 and the negative effect of our prior hedging and funding practices on net interest income. We have also discussed the ratio of the market value of equity to the book value of the Bank as our interest-rate-sensitive assets have been impacted by changes in spreads, particularly mortgage spreads. While the Bank’s stock is valued at par and not publicly traded, the market/book ratio does provide insight into the make-up of our balance sheet and the impact of interest rate movements.

During 2009, the market value was positively impacted by the asset replacement program and the increase in values of other assets. The ratio of market value to book value improved from 71% at year-end 2009 to 83% at the end of the first quarter of 2010, a reflection of continuing improvement in mortgage spreads. It is anticipated that further improvements will occur as mortgages pay down and high-cost debt associated with the acquisition of those mortgages matures or expires, and the pricing levels of our MBS portfolio continue to improve.

Retained Earnings

The Bank is targeting restoring liquidity to our stock through a recovery of market value relative to book value and through the growth of retained earnings. While OTTI charges and hedging costs offset a substantial amount of net interest income, retained earnings remained virtually unchanged over the last few quarters.

Spread of Return on Average Regulatory Capital to Three-Month Libor

We will regularly highlight changes in the spread of our average return on regulatory capital (which excludes the Bank’s subordinated notes) relative to 3 month Libor. There continues to be substantial variability in this measure, largely as a result of highly fluctuating hedging costs and continued credit losses due to OTTI.